Subject to Completion, Pricing Supplement dated June 12, 2000
PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 18, 2000	Pricing Supplement No. 8 to Registration Statement No. 333-34392 Dated , 2000 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
MEDIUM-TERM NOTES, SERIES C
Senior Fixed Rate Notes

7.7% Notes due 2010
Continuously Offered INcome SecuritiesSM (COINS SM)

We will not redeem these Medium-Term Notes, Series C (Senior Fixed Rate Notes), which we refer to as Continuously Offered Income Securities (COINS), prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

The COINS will not be listed on any national securities exchange or accepted for quotation on a trading market. There may be little or no secondary market for the COINS. Morgan Stanley & Co. Incorporated currently intends to act as market maker for COINS, but is not required to do so.

Principal Amount:	To be determined on the day we offer the COINS for initial sale to the public, which is expected to be June 16, 2000.	Annual Redemption Percentage Reduction:	N/A
Maturity Date:	April, 1, 2010	Interest Rate:	7.7% per year
Settlement Date (Original Issue Date):	Expected to be June 21, 2000	Interest Payment Dates:	Every January 1, April 1, July 1 and October 1, commencing July 1, 2000
Interest Accrual Date:	Expected to be June 21, 2000	Interest Payment Period:	Quarterly
Issue Price:	100%	Book Entry Note or Certificated Note:	Book Entry Note
Agent's Discount or Commission:	1.50%	Senior Note or Subordinated Note:	Senior Note
Proceeds to Company:	98.50%	Agent:	Morgan Stanley & Co. Incorporated
Specified Currency:	U.S. Dollars	Trustee:	The Chase Manhattan Bank
Redemption Percentage:	N/A	Minimum Denomination:	$25 and integral multiples thereof
Redemption Dates:	N/A	CUSIP:

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement. "Continuously Offered INcome Securities" and "COINS" are our service marks.

MORGAN STANLEY DEAN WITTER

The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.